Exhibit 99.1

Frontdoor Announces Full-Year 2023 Revenue Increased 7% to $1.78 Billion;

Gross Profit Margin Rebounded 700 bps to 50% in 2023;

Record Net Income of $171 Million and Adjusted EBITDA(1) of $346 Million;

$120 Million Utilized to Repurchase 3.6 Million Shares;

Targeting Higher Revenue and Adjusted EBITDA(1) in 2024

MEMPHIS, TENN. — February 28, 2024 — Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home warranties, today announced fourth-quarter and full-year 2023 results.

Financial Results
	Three Months Ended December 31,			Year Ended December 31,
$ millions (except as noted)	2023	2022	Change	2023	2022	Change
Revenue	$366	$339	8%	$1,780	$1,662	7%
Gross Profit	177	145	22%	885	710	25%
Net Income	9	8	4%	171	71	141%
Diluted Earnings per Share	0.11	0.10	6%	2.12	0.87	144%
Adjusted Net Income(1)	16	11	50%	186	104	79%
Adjusted Diluted Earnings per Share(1)	0.20	0.13	53%	2.30	1.27	82%
Adjusted EBITDA(1)	45	33	35%	346	214	62%
Home Warranties (number in millions)				2.00	2.13	(6)%

Fourth-Quarter 2023 Summary

•	Revenue increased 8% to $366 million

•	Gross profit margin increased 570 basis points to 48%

•	Net income of $9 million; Adjusted EBITDA(1) increased $12 million to $45 million

Full-Year 2023 Summary

•	Revenue increased 7% to $1.78 billion in a challenging macroeconomic environment and was comprised of an 11% increase from price that was partly offset by a 4% decline from lower volume

•

Gross profit margin expanded 700 basis points to 50% as a result of higher realized price, milder weather, favorable cost development, a transition to higher service fees, a lower number of service requests per customer and continued process improvement initiatives that was partly offset by inflationary cost pressures

•	Net income and Diluted Earnings per Share more than doubled to $171 million and $2.12, respectively

•	Adjusted EBITDA(1) increased 62% to a record $346 million

•	Net cash provided from operating activities of $202 million; Repurchased record $120 million of shares

Full-Year 2024 Outlook

•	Revenue range of $1.81 billion to $1.84 billion

•	Gross profit margin range of 48.5% to 49.5%

•	Adjusted EBITDA(2) range of $350 million to $360 million

“Frontdoor delivered record financial performance in 2023,” said Chairman and Chief Executive Officer Bill Cobb. “This is an exceptional turnaround from when I started 21 months ago, and I would like to thank our associates and contractors for their hard work in achieving these results. In 2024, our top priority is to grow revenue and reignite customer growth as we relaunch the American Home Shield brand and expand our on-demand service offerings. Looking beyond 2024, I am extremely optimistic about Frontdoor’s future as we have several initiatives to drive growth, our margins have stabilized, and we are building a strong foundation that will benefit all of our stakeholders for years to come.”

“We took decisive actions to improve execution and combat a challenging macroeconomic environment, which resulted in gross margins rebounding to the highest levels in nearly 10 years,” said Chief Financial Officer Jessica Ross. “We have a strong and resilient core business, and our 2024 outlook reflects modest revenue growth, normalized margins and continued investments to drive unit growth. We are confident in the fundamentals of our home warranty business, and we are in the process of executing our growth strategy from a position of strength.”

Fourth-Quarter 2023 Results

Revenue by Customer Channel
	Three Months Ended December 31,
$ millions	2023	2022	Change

Renewals	$285	$254	12%
Real estate (First-Year)	26	31	(15)%
Direct-to-consumer (First-Year)	37	43	(14)%
Other	18	12	55%

Total	$366	$339	8%

Fourth-quarter 2023 revenue increased 8% to $366 million, which was comprised of a 15% increase from price that was partially offset by a 7% decline from lower volume.

•	Renewal revenue increased 12% due to improved price realization that was partially offset by lower volume;

•	Real estate revenue decreased 15% due to lower sales as a result of the challenging real estate market that was partially offset by improved price realization;

•	Direct-to-consumer revenue decreased 14% due to lower sales, which we believe was driven by a decline in overall category demand for home warranties; and

•	Other revenue increased $6 million due to higher on-demand home services.

Fourth-quarter 2023 net income was $9 million, or diluted earnings per share of $0.11.

Period-over-Period Adjusted EBITDA(1) Bridge
$ millions

Three Months Ended December 31, 2022	$33
Impact of change in revenue(3)	29
Contract claims costs(4)	4
Sales and marketing costs	(17)
General and administrative costs	(6)
Interest and net investment income	2
Other	(1)

Three Months Ended December 31, 2023	$45

Fourth-quarter 2023 Adjusted EBITDA(1) of $45 million increased 35% versus the prior year period, and includes:

•	$29 million from higher revenue conversion(3), as price increases were partly offset by lower volume;

•	$4 million of lower contract claims costs(4), excluding the impact of claims costs related to the change in revenue. The decrease in contract claims costs reflects:

•	A lower number of service requests per customer, including a $10 million favorable impact from weather;

•	A transition to higher service fees and continued process improvement initiatives, specifically better cost management efforts across our contractor network; partially offset by

•	Ongoing inflationary cost pressures from our contractor network, replacement parts and equipment; and

•	Favorable claims cost development of $6 million, compared to a $25 million favorable cost development in the fourth quarter of 2022; and

•	$17 million of higher sales and marketing costs, primarily investments to drive direct-to-consumer sales; and

•	$6 million of higher G&A costs primarily due to increased personnel costs.

Full-Year 2023 Results

Revenue by Customer Channel
	Year Ended December 31,
$ millions	2023	2022	Change
Renewals	$1,367	$1,203	14%
Real estate (First-Year)	141	184	(23)%
Direct-to-consumer (First-Year)	194	219	(12)%
Other	77	56	40%

Total	$1,780	$1,662	7%

Full-year 2023 revenue increased 7% to $1.78 billion, which was comprised of an 11% increase from price that was partially offset by a 4% decline from lower volume.

•	Renewal revenue increased 14% due to improved price realization;

•	Real estate revenue decreased 23% due to lower sales as a result of the challenging real estate market that was partially offset by improved price realization;

•	Direct-to-consumer revenue decreased 12% due to lower sales, which we believe was driven by a decline in overall category demand for home warranties; and

•	Other revenue increased $22 million due to higher on-demand home services.

Full-year 2023 net income increased 141% to $171 million; diluted earnings per share increased 144% to $2.12.

Period-over-Period Adjusted EBITDA(1) Bridge
$ millions
Year Ended December 31, 2022	$214
Impact of change in revenue(3)	126
Contract claims costs(4)	52
Sales and marketing costs	(46)
Customer service costs	6
General and administrative costs	(15)
Interest and net investment income	13
Other	(4)

Year Ended December 31, 2023	$346

Full-year 2023 Adjusted EBITDA(1) of $346 million was $132 million higher than the prior year, and includes:

•	$126 million from higher revenue conversion(3), as price increases were partly offset by lower volume;

•	$52 million of lower contract claims costs(4), excluding the impact of claims costs related to the change in revenue. The decrease in contract claims costs reflects:

•	A lower number of service requests per customer, including a $30 million impact from favorable weather;

•	Favorable cost development of $11 million, compared to $12 million of unfavorable cost development in 2022; and

•	A transition to higher service fees and continued process improvement initiatives, specifically better cost management efforts across our contractor network; partially offset by

•	Ongoing inflationary cost pressures from our contractor network, replacement parts and equipment.

•	$46 million of higher sales and marketing costs primarily related to the Frontdoor brand and investments in the direct-to-consumer channel to drive sales;

•	$15 million of higher G&A costs primarily due to increased personnel costs; and

•	$13 million of higher interest income as a result of higher interest rates on cash deposits.

Cash Flow

	Year Ended December 31,
$ millions	2023	2022
Net cash provided from (used for):
Operating Activities	$202	$142
Investing Activities	(32)	(35)
Financing Activities	(137)	(77)

Cash increase during the period	$34	$29

Net cash provided from operating activities was $202 million for the 12 months ended December 31, 2023 and was comprised of $242 million in earnings adjusted for non-cash charges, partially offset by $7 million in payments for restructuring charges and $33 million in cash used for working capital.

Net cash used for investing activities was $32 million for the 12 months ended December 31, 2023 and was primarily comprised of capital expenditures related to technology projects.

Net cash used for financing activities was $137 million for the 12 months ended December 31, 2023 and was primarily comprised of $121 million (including taxes and fees) to repurchase 3.6 million shares, or 4% of outstanding shares, and scheduled debt payments.

Free Cash Flow(1) was $170 million for the 12 months ended December 31, 2023.

Cash as of December 31, 2023 was $325 million and was comprised of $157 million of restricted net assets and $168 million of Unrestricted Cash.

First-Quarter 2024 Outlook

•

Revenue of $370 million to $380 million, reflecting upper-single digit growth in the renewals channel, partially offset by a 20% to 25% decline in the first-year real estate channel and an approximately 20% decline in the first-year direct-to-consumer channel. Additionally, other revenue is projected to increase approximately $5 million.

•	Adjusted EBITDA(2) of $40 million to $50 million, a decline from the prior-year period as a result of increased marketing investments to drive first-year direct-to-consumer customer count.

Full-Year 2024 Outlook

•	Revenue to grow approximately 2% to 3% to $1.81 billion to $1.84 billion. Key assumptions include:

•	A mid-single digit increase in renewals channel revenue;

•	Approximately 10% decline in direct-to-consumer channel revenue;

•	A 15% to 20% decline in real estate channel revenue;

•	Approximately 30% increase in other revenue, which is primarily driven by the new HVAC program;

•	The number of home warranties is expected to decline 1% to 3%.

•	Gross profit margin of 48.5% to 49.5%, which reflects the impact of reverting back to normal weather conditions, as well as a slightly higher mix of on-demand services.

•

SG&A of $580 million to $595 million, which is slightly higher than the prior year due to normal cost inflation in general and administrative expenses. Additionally, there is a shift in marketing investments from the Frontdoor brand to American Home Shield to support the brand relaunch.

•	Adjusted EBITDA(2) of $350 million to $360 million.

•	Capital expenditures of approximately $35 million to $45 million.

•	Annual effective tax rate of approximately 25%.

2024 Share Repurchase Outlook

•	The company is targeting full year share repurchases of approximately $100 million.

Fourth-Quarter and Full-Year 2023 Earnings Conference Call

Frontdoor has scheduled a conference call today, February 28, 2023, at 7:30 a.m. Central time (8:30 a.m. Eastern time). During the call, Bill Cobb, Chairman and Chief Executive Officer, and Jessica Ross, Chief Financial Officer, will discuss the company’s operational performance and financial results for fourth-quarter and full-year 2023 and respond to questions from the investment community. To participate on the conference call, interested parties should call 1-833-470-1428 (or international participants, 1-929-526-1599) and enter conference ID 840618. Additionally, the conference call will be available via webcast which will include a slide presentation highlighting the company’s results. To participate via webcast and view the slide presentation, visit Frontdoor’s investor relations home page. The call will be available for replay for approximately 60 days. To access the replay of this call, please call 1-866-813-9403 and enter conference ID 708921 (international participants: +44-204-525-0658, conference ID 708921).

About Frontdoor, Inc.

Frontdoor is reimagining how homeowners maintain and repair their most valuable asset – their home. We bring over 50 years of experience in providing our members with comprehensive options to protect their homes from costly and unexpected breakdowns through our extensive network of pre-qualified professional contractors. American Home Shield, the category leader in home service plans with approximately two million members, gives homeowners budget protection and convenience, covering up to 23 essential home systems and appliances. Frontdoor is a cutting edge, one-stop app for home repair and maintenance. Enabled by our Streem technology, the app empowers homeowners by connecting them in real time through video chat with pre-qualified experts to diagnose and solve their problems. The Frontdoor app also offers homeowners a range of other benefits including DIY tips, discounts and more. For more information about American Home Shield and Frontdoor, please visit frontdoorhome.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, projected future performance and any statements about Frontdoor’s plans, strategies and prospects. Forward-looking statements can be identified by the use of forward-looking terms such as “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project,” “will,” “shall,” “would,” “aim,” or other comparable terms. These forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Such risks and uncertainties include, but are not limited to: changes in macroeconomic conditions, including inflation and global supply chain and political challenges, especially as they may affect existing home sales, interest rates, consumer confidence or labor availability; the success of our business strategies; the ability of our marketing efforts to be successful or cost-effective; our dependence on our real estate and direct-to-consumer customer acquisition channels and our renewals channel; changes in the source and intensity of competition in our market; our ability to attract, retain and maintain positive relations with third-party contractors and vendors; increases in parts, appliance and home system prices, and other operating costs; our ability to attract and retain qualified key employees and labor availability in our customer service operations; our dependence on third-party vendors, including business process outsourcers, and third-party component suppliers; cybersecurity breaches, disruptions or failures in our technology systems; our ability to protect the security of personal information about our customers; evolving corporate governance and disclosure regulations and expectations related to environmental, social and governance matters; lawsuits, enforcement actions and other claims by third parties or governmental authorities; increases in tariffs or changes to import/export regulations; physical effects of climate change, adverse weather conditions and Acts of God, along with the increased focus on sustainability; our ability to protect our intellectual property and other material proprietary rights; negative reputational and financial impacts resulting from acquisitions or strategic transactions; requirement to recognize impairment charges; third-party use of our trademarks as search engine keywords to direct our potential customers to their own websites; inappropriate use of social media by us or other parties to harm our reputation; special risks applicable to operations outside the United States by us or our business process outsource providers; dependence on appreciation in our stock price for a return on investment in our common stock; restrictions in our certificate of incorporation related to an acquisition of us or to our lawsuits against us or our directors or officers; the effects of our significant indebtedness; increases in interest rates increasing the cost of servicing our indebtedness; increased borrowing costs due to lowering or withdrawal of the credit ratings, outlook or watch assigned to us, our debt securities or our credit facilities; and our ability to generate significant cash needed to fund our operations and service our debt. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this news release. For a discussion of other important factors that could cause Frontdoor’s results to differ materially from those expressed in, or implied by, the forward-looking statements included in this document, refer to the risks and uncertainties detailed from time to time in Frontdoor’s periodic reports filed with the SEC, including the disclosure contained in Item 1A. Risk Factors in our 2022 Annual Report on Form 10-K filed with the SEC, as such factors may be updated from time to time in Frontdoor’s periodic filings with the SEC. Except as required by law, Frontdoor does not undertake any obligation to update or revise the forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review Frontdoor’s filings with the SEC, which are available from the SEC’s EDGAR database at sec.gov, and via Frontdoor’s website at frontdoorhome.com.

Non-GAAP Financial Measures

To supplement Frontdoor’s results presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), Frontdoor has disclosed the non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted Diluted Earnings Per Share, and Unrestricted Cash.

We define “Adjusted EBITDA” as net income before depreciation and amortization expense; goodwill and intangibles impairment; restructuring charges; provision for income taxes; non-cash stock-based compensation expense; interest expense; loss on extinguishment of debt; and other non-operating expenses. We believe Adjusted EBITDA is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives, and equity-based, long-term incentive plans, and it is a component of our incentive compensation program.

We define “Free Cash Flow” as net cash provided from operating activities less property additions. Free Cash Flow is not a measurement of our financial performance or liquidity under U.S. GAAP and does not purport to be an alternative to net cash provided from operating activities or any other performance or liquidity measures derived in accordance with U.S. GAAP. Free Cash Flow is useful as a supplemental measure of our liquidity. Management uses Free Cash Flow to facilitate company-to-company cash flow comparisons, which may vary from company-to-company for reasons unrelated to operating performance.

We define “Adjusted Net Income” as net income before: amortization expense; restructuring charges; loss on extinguishment of debt; other non-operating expenses; and the tax impact of the aforementioned adjustments. We believe Adjusted Net Income is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by items listed in this definition.

We define “Adjusted Diluted Earnings per Share” as Adjusted Net Income divided by the weighted-average diluted common shares outstanding.

We define “Unrestricted Cash” as cash not subject to third-party restrictions. For additional information related to our third-party restrictions, see “Liquidity and Capital Resources — Liquidity” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2022 Annual Report on Form 10-K filed with the SEC.

See the schedules attached hereto for additional information and reconciliations of such non-GAAP financial measures. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of Frontdoor’s business performance and are useful for period-over-period comparisons of the performance of Frontdoor’s business. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies.

© 2024 Frontdoor, Inc. All rights reserved. The following terms, which may be used in this press release, are trademarks of Frontdoor, Inc. and its subsidiaries: Frontdoor®, American Home Shield®, HSA™, OneGuard®, Landmark Home Warranty®, Streem®, the Streem logo and the Frontdoor logo. All other trademarks used herein are the property of their respective owners.

For further information, contact:
Investor Relations:	Media:
Matt Davis	Tom Collins
901.701.5199	901.701.5198
ir@frontdoorhome.com	mediacenter@frontdoorhome.com

(1)

See “Reconciliations of Non-GAAP Financial Measures” accompanying this release for a reconciliation of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Diluted Earnings per Share, each a non-GAAP measure, to the nearest GAAP measure. See “Non-GAAP Financial Measures” included in this release for descriptions of calculations of these measures. Amounts presented in the reconciliations and other tables presented herein may not sum due to rounding.

(2)

A reconciliation of the forward-looking first-quarter and full-year 2024 Adjusted EBITDA outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, the company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

(3)

Revenue conversion includes the impact of the change in the number of home warranties as well as the impact of year-over-year price changes. The impact of the change in the number of home warranties considers the associated revenue on those plans less an estimate of contract claims costs based on margin experience in the prior year period.

(4)

Contract claims costs includes the impact of changes in service request incidence, inflation and other drivers associated with the number of home warranties in the prior year period. The impact on contract claims costs resulting from year-over-year changes in the number of home warranties is included in revenue conversion above.

Frontdoor, Inc.

Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In millions, except per share data)

	Year Ended
	December 31,
	2023	2022	2021
Revenue	$1,780	$1,662	$1,602
Cost of services rendered	895	952	818

Gross Profit	885	710	784
Selling and administrative expenses	581	521	511
Depreciation and amortization expense	37	34	35
Goodwill and intangibles impairment	—	14	—
Restructuring charges	16	20	3
Interest expense	40	31	39
Interest and net investment income	(16)	(4)	(1)
Loss on extinguishment of debt	—	—	31

Income before Income Taxes	229	93	168
Provision for income taxes	57	22	39

Net Income	$171	$71	$128

Other Comprehensive (Loss) Income, Net of Income Taxes:
Unrealized (loss) gain on derivative instruments, net of income taxes	(3)	27	15

Total Other Comprehensive (Loss) Income, Net of Income Taxes:	(3)	27	15

Comprehensive Income	$169	$98	$143

Earnings per Share:
Basic	$2.13	$0.87	$1.51

Diluted	$2.12	$0.87	$1.50

Weighted-average Common Shares Outstanding:
Basic	80.5	81.8	85.1
Diluted	80.9	82.0	85.5

Frontdoor, Inc.

Consolidated Statements of Financial Position (Unaudited)

(In millions, except share data)

	As of
	December 31,
	2023	2022
Assets:
Current Assets:
Cash and cash equivalents	$325	$292
Receivables, less allowance of $5 and $4, respectively	6	5
Prepaid expenses and other current assets	32	33

Total Current Assets	363	330

Other Assets:
Property and equipment, net	60	66
Goodwill	503	503
Intangible assets, net	143	148
Operating lease right-of-use assets	3	11
Deferred customer acquisition costs	12	16
Other assets	5	8

Total Assets	$1,089	$1,082

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$76	$80
Accrued liabilities:
Payroll and related expenses	38	22
Home warranty claims	76	103
Other	22	21
Deferred revenue	102	121
Current portion of long-term debt	17	17

Total Current Liabilities	331	364

Long-Term Debt	577	592
Other Long-Term Liabilities:
Deferred tax liabilities, net	25	39
Operating lease liabilities	16	18
Other long-term liabilities	5	8

Total Other Long-Term Liabilities	46	65

Shareholders’ Equity:
Common stock, $0.01 par value; 2,000,000,000 shares authorized; 86,553,387 shares issued and 78,378,511 shares outstanding as of December 31, 2023 and 86,079,773 shares issued and 81,517,243 shares outstanding as of December 31, 2022	1	1
Additional paid-in capital	117	90
Retained earnings	296	124
Accumulated other comprehensive income	6	8
Less treasury stock, at cost; 8,174,876 shares as of December 31, 2023 and 4,562,530 shares as of December 31, 2022	(283)	(162)

Total Shareholders’ Equity	136	61

Total Liabilities and Shareholders’ Equity	$1,089	$1,082

Frontdoor, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Year Ended December 31,
	2023	2022	2021
Cash and Cash Equivalents at Beginning of Period	$292	$262	$597
Cash Flows from Operating Activities:
Net Income	171	71	128
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization expense	37	34	35
Deferred income tax benefit	(13)	(10)	(2)
Stock-based compensation expense	26	22	25
Goodwill and intangibles impairment	—	14	—
Restructuring charges	16	20	3
Payments for restructuring charges	(7)	(5)	(2)
Loss on extinguishment of debt	—	—	31
Other	6	1	5
Changes in working capital:
Receivables	—	2	(2)
Prepaid expenses and other current assets	(1)	(3)	—
Accounts payable	(4)	15	10
Deferred revenue	(19)	(35)	(32)
Accrued liabilities	(7)	10	(6)
Accrued interest payable	—	—	(9)
Current income taxes	(1)	6	1

Net Cash Provided from Operating Activities	202	142	185

Cash Flows from Investing Activities:
Purchases of property and equipment	(32)	(40)	(31)
Other investing activities	—	4	—

Net Cash Used for Investing Activities	(32)	(35)	(31)

Cash Flows from Financing Activities:
Borrowings of debt, net of discount	—	—	638
Repayments of debt	(17)	(17)	(994)
Debt issuance cost paid	—	—	(8)
Call premium paid on retired debt	—	—	(21)
Repurchase of common stock	(121)	(59)	(103)
Other financing activities	1	(2)	(1)

Net Cash Used for Financing Activities	(137)	(77)	(489)

Cash Increase (Decrease) During the Period	34	29	(335)

Cash and Cash Equivalents at End of Period	$325	$292	$262

Reconciliations of Non-GAAP Financial Measures

The following table presents reconciliations of net income to Adjusted Net Income.

	Three Months Ended December 31,		Year Ended December 31,
($ millions, except per share amounts)	2023	2022	2023	2022
Net Income	$9	$8	$171	$71
Amortization expense	1	1	4	7
Goodwill and intangibles impairment	—	—	—	14
Restructuring charges	9	2	16	20
Tax impact of adjustments	(2)	(1)	(5)	(8)

Adjusted Net Income	$16	$11	$186	$104

Adjusted Earnings per Share:
Basic	$0.21	$0.13	$2.31	$1.27
Diluted	$0.20	$0.13	$2.30	$1.27
Weighted-average common shares outstanding:
Basic	79.1	81.5	80.5	81.8
Diluted	79.7	81.7	80.9	82.0

The following table presents reconciliations of net cash provided from operating activities to Free Cash Flow.

	Three Months Ended December 31,		Year Ended December 31,
($ millions)	2023	2022	2023	2022
Net Cash Provided from Operating Activities	$63	$62	$202	$142
Property Additions	(9)	(10)	(32)	(40)

Free Cash Flow	$54	$52	$170	$102

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2023	2022	2023	2022
Net Income	$9	$8	$171	$71
Depreciation and amortization expense	9	9	37	34
Goodwill and intangible impairment	—	—	—	14
Restructuring charges	9	2	16	20
Provision for income taxes	3	—	57	22
Non-cash stock-based compensation expense	5	5	26	22
Interest expense	10	9	40	31

Adjusted EBITDA	$45	$33	$346	$214

Key Business Metrics

	As of December 31,
	2023	2022
Number of home warranties (in millions)	2.00	2.13
Renewals	1.53	1.56
First-Year Direct-To-Consumer	0.27	0.32
First-Year Real Estate	0.19	0.25
Reduction in number of home warranties	(6)%	(4)%
Customer retention rate(1)	76.2%	75.7%

(1)	Customer retention rate is presented on a rolling 12-month basis in order to avoid seasonal anomalies.